EX-99.28(d)(2)(c)

Jacob Funds Inc.

Form of Amended and Restated Fee Waiver Agreement

This agreement is made effective as of [   ] day of [          ], 2012, by and between Jacob Funds Inc., a Maryland corporation, on behalf of the Jacob Wisdom Fund (the “Fund”), and Jacob Asset Management of New York LLC, a Delaware limited liability company (the “Adviser”).

The Advisor hereby agrees to waive up to 100% of its advisory fees to the extent that the Fund’s Total Annual Operating Expenses (excluding any taxes, interest, brokerage fees and non-routine expenses), for a period commencing on the date of this Agreement and continuing through January 2, 2014, exceed 1.95% of average daily net assets for the Fund.

The Fund agrees to repay the Adviser any fees previously waived for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the three years following the time at which the Adviser waived fees for the Fund under this Agreement, and (2) can be repaid without causing the Total Annual Operating Expenses (excluding any taxes, interest, brokerage fees and non-routine expenses) of the Fund to exceed any applicable fee waiver agreement that was in place for the Fund at the time the fees were waived.  The Fund agrees to furnish or otherwise make available to the Adviser such copies of its financial statements, reports, and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably request in connection with this Agreement.

This Agreement may not be assigned by the Adviser without the prior consent of the Fund.  This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement or in the event of merger or liquidation of the Fund.

The parties hereto have caused this Agreement to be effective as of the [   ] day of [          ], 2012.

Jacob Funds Inc. By:_________________________________

Name and Title: Ryan I. Jacob
President and CEO

Jacob Asset Management of New York LLC By:_________________________________

Name and Title: Ryan I. Jacob
Chairman and CEO